Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

C&J Energy Services Announces Death of Founder, Chief Executive Officer

and Chairman, Josh Comstock

HAMILTON, BERMUDA, March 11, 2016 – C&J Energy Services Ltd. (NYSE: CJES) sadly announced today that Founder, Chief Executive Officer and Chairman of the Board of Directors, Josh Comstock, died suddenly and unexpectedly in his sleep on March 11, 2016. In response to this tragic event, the Company’s Board of Directors will hold a meeting this afternoon to discuss the Company’s plan for succession to ensure the continuity of the Company’s strategic direction and operations.

Randy McMullen, President, Chief Financial Officer and member of the Board of Directors, commented, “It is with great sadness that we announce today the passing of my friend and colleague, Josh Comstock. He was incredibly proud of C&J and all of its employees, and we will all miss him greatly. His drive to excellence, determination, can-do spirit and commitment to our Company will inspire and stay with us always. On behalf of our Board of Directors, executive management team and employees, we mourn his loss and extend our deepest sympathies to his family.”

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

investors@cjenergy.com

+1 713 260-9986

SOURCE: C&J Energy Services Ltd.